Exhibit 4.6

SUPPLEMENT NO. 2 dated as of April 12, 2021 (this “Supplement”) to the PLEDGE AGREEMENT dated as of October 2, 2020 (as supplemented by Supplement No. 1 to the Pledge Agreement, dated as of February 1, 2021 and as further supplemented from time to time, the “Pledge Agreement”), among CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “Issuer”), CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“Holdings”), certain subsidiaries of the Issuer listed on Schedule 1 thereto (each such subsidiary individually and any other subsidiary of the Issuer that may become a party thereto from time to time, a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors, together with the Issuer and Holdings, the “Pledgors”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture (as defined below) for the benefit of the Secured Parties (as defined below).

A.Reference is made to the Indenture dated as of October 2, 2020 (as modified, amended and supplemented and in effect from time to time, the “Indenture”), among the Issuer, Holdings, the certain subsidiaries of the Issuer and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee (in such capacity, the “Trustee”) and as Notes Collateral Agent.
B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.
C.The Pledgors have entered into the Pledge Agreement in order to induce the Trustee and the Notes Collateral Agent to enter into the Indenture.
D.The undersigned Subsidiaries (each an “Additional Pledgor”) are (a) the record owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the record owner of the Indebtedness (the “Additional Pledged Debt”) described under Schedule 1 hereto.
E.Section 23 of the Pledge Agreement provides that additional parties may become Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Consolidated Communications of Pennsylvania Company, LLC, a Delaware limited liability company (“Pennsylvania Company”) is executing this Supplement in accordance with the requirements of Section 23 of the Pledge Agreement to pledge to the Notes Collateral Agent for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Pledgor under the Pledge Agreement.

Accordingly, the Notes Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of its Notes Obligations, in accordance with Section 23 of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Notes Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Notes Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional

Pledgor in the entries on the books of the issuer of the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;
(b)the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and
(c)to the extent not covered by clauses (a) and (b) above, respectively, all proceeds of any or all of the foregoing Additional Collateral. For purposes of this Supplement, the term “proceeds” includes whatever is receivable or received when Additional Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to any Additional Pledgor or the Notes Collateral Agents from time to time with respect to any of the Additional Collateral.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property (as defined in the Pledge Agreement),

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral and (y) the After-acquired Shares shall be deemed to include the After-acquired Additional Pledged Shares.

SECTION 2. Pennsylvania Company by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3. Each Additional Pledgor represents and warrants as follows:

(a)Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Additional Pledged Debt and (ii) together with Schedule 2 to the Pledge Agreement and the comparable schedules to each other Supplement to the Pledge Agreement, includes all Equity Interests, debt securities and promissory notes required to be pledged under the Pledge Agreement.
(b)Such Additional Pledgor is the record and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien other than Permitted Liens, and such Additional Pledgor will make no assignment, pledge, hypothecation or transfer of (except as otherwise permitted by the Indenture), or create or permit to exist any security interest in, or other Lien on, the Additional Collateral except for the Lien created by this Supplement and Permitted Liens.
(c)As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document).
(d)The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Additional Collateral, subject to Permitted Liens, and, upon delivery of all certificated securities and instruments included in such Additional Collateral together with any undated stock powers, endorsements, or other necessary instruments of transfer or assignment, duly executed in blank to the Notes Collateral Agent, shall constitute a valid and perfected Lien on the security interest in such Collateral in favor of the Notes Collateral Agent for the ratable benefit of the Secured Parties to the extent a security interest in such Additional Collateral can be perfected by possession, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.
(e)Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Notes Collateral Agent. This Supplement shall become effective as to each Additional Pledgor when the Notes Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Notes Collateral Agent.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Issuer at the Issuer’s address set forth in Section 13.02 of the Indenture (or such other address as specified in accordance with Section 13.02 of the Indenture).

SECTION 9. Each Additional Pledgor agrees to reimburse the Notes Collateral Agent for its respective reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Notes Collateral Agent.

SECTION 10. The Pledgors hereby authorize and direct the Notes Collateral Agent to execute and deliver this Supplement. The Notes Collateral Agent shall not be responsible in any manner whatsoever for and makes no representation as to the validity or sufficiency of this Supplement or for in the recitals contained herein. The Notes Collateral Agent shall be afforded all the rights, protections, immunities and indemnities contained in the Indenture and Security Agreement as if the same were set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, each Additional Pledgor and the Notes Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS OF PENNSYLVANIA COMPANY, LLC

By: /s/ Steven L. Childers

Name: Steven L. Childers

Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Notes Collateral Agent

By: /s/ Theresa M. Hempeck

Name: Theresa M. Hempeck

Title: Vice President

SCHEDULE 1 TO SUPPLEMENT NO. 2

TO THE PLEDGE AGREEMENT

Pledged Shares

Pledgor	Issuer	Outstanding Shares/Interest	% Owned	Certificate No.	Percent Pledged
Consolidated Communications Enterprise Services, Inc.	Consolidated Communications of Pennsylvania Company, LLC	Limited Liability Company Interest	100%	N/A	100%

Pledged Debt

None.